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                                                                     EXHIBIT 3.3



                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                          CITADEL HOLDING CORPORATION,
                              A NEVADA CORPORATION

        THE UNDERSIGNED hereby certifies as follows:

        1. He is the duly elected and acting Secretary of Citadel Holding Corporation, a Nevada corporation (the "Corporation").

        2. On August 16, 2001, the Board of Directors of the Corporation approved the amendment of the Corporation's Articles of Incorporation, pursuant to Section 78.385 of the Nevada Revised Statutes, as amended.

        3. On December 31, 2001, upon the recommendation of the Board of Directors of the Corporation, the stockholders holding a majority of the outstanding voting common stock of the Corporation approved the amendment of the Corporation's Articles of Incorporation.

        4. Article I of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

                                    ARTICLE I
                                      NAME

                        The name of the corporation is Reading International,
                Inc. (the "Corporation").

        5. Except as expressly provided in Section 4 above, all of the provisions of the Articles of Incorporation of the Corporation shall remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 31st day of December 2001.





                                            ------------------------------------
                                            S. Craig Tompkins, Secretary